RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES RESULTS
FOR THE THIRTEEN WEEKS ENDED APRIL 3, 2010

Pennsauken, NJ – May 10, 2010 -- RCM Technologies, Inc. (NASD: RCMT) today announced financial results for the thirteen week period ended April 3, 2010.

The Company announced revenues of $49.1 million for the thirteen week period ended April 3, 2010, increased from $46.7 million for the thirteen week period ended March 28, 2009 (comparable prior year period).  Net income from continuing operations was $2.4 million for the thirteen week period ended April 3, 2010, or $0.18 per diluted share, compared to $5.6 million, or $0.44 per diluted share, for the comparable prior year period.  Net income for the thirteen week period ended April 3, 2010 was $1.8 million, or $0.14 per diluted share, as compared to net income of $5.6 million, or $0.43 per diluted share, for the comparable prior year period.  The Company recorded legal settlement proceeds of $9.8 million, or $5.8 million net of income tax expense, for the thirteen week period ended March 28, 2009.  The legal settlement resulted in an increase to earnings per diluted share of $0.45.

The Company had operating income from continuing operations for the thirteen week period ended April 3, 2010 of $2.0 million, or $0.16 per diluted share, up from an operating loss from continuing operations of $0.3 million, or $0.02 per diluted share, for the comparable prior year period.

The Company had a net loss from discontinued operations, net of tax benefit of $0.6 million, or $0.04 per diluted share, for the thirteen week period ended April 3, 2010, as compared to a loss from discontinued operations, net of tax benefit of $0.1 million, or $0.01 per diluted share, for the comparable prior year period.  In March 2010 the Company closed its Oracle business unit located in southern California.  The closed business unit sold Oracle software applications and provided implementation, hosting and maintenance services for the suite of Oracle and related software applications.

During the thirteen week period ended April 3, 2010, the Company recognized a tax benefit of $1.1 million due to an anticipated 2010 tax deduction for goodwill and intangible assets associated with the closed subsidiary.  The Company recognized an impairment of the goodwill and intangible assets associated with this subsidiary in its 2008 Consolidated Financial Statements.

Leon Kopyt, Chairman and CEO of RCM, commented:  “Led by strength in the Engineering business segment, the 2010 first quarter financial results were highlighted by a $2.3 million increase in operating income from continuing operations over the same period a year ago.  Revenues for the Engineering group rose impressively in the first quarter as compared to the comparable period last year.

The Information Technology and Commercial segments remained steady in the first quarter as markets appear to have stabilized across most of our sectors.  We continue to view these signs of potential recovery with cautious optimism and believe that a forecasted increase in capital and operational spending should eventually accelerate demand for our services.”

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the design, development and delivery of these solutions to commercial and government sectors for more than 35 years. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors.  Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Per Share Amounts)

	Thirteen Week Periods Ended
	April 3, 2010	March 28, 2009
Revenues	$49,056	$46,657
Gross profit	12,692	10,568
Selling, general and administrative	10,305	10,516
Depreciation and amortization	350	360
Operating income (loss) from continuing operations	2,037	(308)
Other (expense) income principally from legal settlement, net	(45)	9,720
Income from continuing operations before income taxes	1,992	9,412
Income tax benefit (expense) from continuing operations	412	(3,775)
Net income from continuing operations	2,404	5,637
Loss from discontinued operations, net of tax benefit	(632)	(84)
Net income	$1,772	$5,553

Basic and diluted net earnings per share data:
Net income from continuing operations	$0.18	$0.44
Loss from discontinued operations, net of tax benefit	($0.04)	($0.01)
Net income	$0.14	$0.43

RCM Technologies, Inc.
Summary Consolidated Balance Sheet Data
 (In Thousands)

	April 3, 2010 (Unaudited)	January 2, 2010 (Audited)
Cash and equivalents	$12,252	$10,942
Accounts receivable, net	$50,159	$45,958
Total current assets	$66,905	$60,915
Goodwill and intangible assets	$8,689	$8,724
Total assets	$83,764	$78,209
Total current liabilities	$17,596	$14,013
Total liabilities	$18,489	$14,906
Stockholders’ equity	$65,275	$63,303

RCM Technologies, Inc.
Cash Provided by Operating Activities
 (Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	April 3, 2010	March 28, 2009
Net income	$1,722	$5,553
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	377	381
Loss on disposal of fixed assets	269	-
Stock based compensation	65	93
Provision for losses on (recovery from) accounts receivable	134	228
Deferred income tax expense	-	2,292
Changes in operating assets and liabilities
Accounts receivable	(3,952)	4,308
Prepaid expenses and other current assets	(1,063)	482
Accounts payable and accrued expenses	1,330	(1,001)
Accrued payroll and related costs	2,106	(2,779)
Income taxes payable	190	(204)
Total adjustments	(544)	3,800

Cash provided by operating activities	$1,228	$9,353

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